UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

Next 1 Interactive, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective October 29, 2013, the appointment of Deborah Linden, age 58, as the President, Chief Operating Officer and a director of Next 1 Interactive, Inc. (the “Company”) and the Chief Operating Officer and a director of Realbiz Media Group Inc. (“Realbiz”) was ratified by the Board of Directors of the Company and the Board of Directors of Realbiz and in connection with her appointment, Ms. Linden entered into a three-year employment agreement (the “Linden Agreement”) with us and Realbiz. Pursuant to the Linden Agreement, Ms. Linden will be entitled a monthly payment of $5,000 cash and $12,000 in stock (30,000 shares of our Series C Preferred Stock and 600,000 of our shares of common stock) for the first 90 days after the date of the Linden Agreement and thereafter if the parties determine to continue the Agreement she will receive an annual base salary for the first year of $200,000, increasing to $250,000 in the second year. Ms Linden will be issued a bonus of up to 2% of the consolidated EBITDA of the two companies up to a maximum of $150,000 paid in shares of our stock for each year of the Agreement, such bonus earned at the end of each year.  The Linden Agreement also includes confidentiality obligations, non-compete and non-solicitation provisions.

If Ms Linden’s employment is terminated for any reason, she or her estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement , bonus and any other entitlements accrued by her through the date of termination to the extent not previously paid (the “Accrued Obligations”); provided, however, that if her employment is terminated (1) by us other than for Cause, (as defined in the Linden Agreement), disability or death or by Ms Linden for Good Reason (as defined in the Agreement) then we shall continue to pay her the Accrued Obligation for a period of 90 days (2) by reason of her death then we shall continue to pay the Accrued Obligations through the date of death or (3) by reason of Disability (as defined in the Linden Agreement), then we shall continue to pay her Accrued Obligations earned through the calendar month of the termination .

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 29, 2013 Deborah Linden was appointed to the position of President and Chief Operating Officer of the Company.

Deborah Linden, 58, co-founded Island One Resorts in 1981 and served as CEO of the timeshare development and management company until its sale in 2011 and continued as a consultant through the transition until October 2013. At its height, the $100 million annual company had a 1,250 person staff; over 65,000 vacation owners; a points-based vacation club; 12 homeowners associations; and nine resorts throughout Florida and the Caribbean. An active volunteer to the American Resort Development Association (ARDA), she has spearheaded many timeshare industry initiatives in the arenas of legislation, sales, marketing, ethics and education. Her leadership includes over 20 years on the Board of Directors; 10 years on the Board Executive Committee; Chairman of the Board from 1993-1995; and Chairman of the Vacation Timesharing Council from 1990-1993. Ms. Linden’s contributions to business development and community outreach have been recognized with numerous awards, including ARDA’s 2000 Circle of Excellence Lifetime Achievement; Ernst & Young 2006 Entrepreneur of the Year, Florida Real Estate & Construction; and Dynetech-Crummer 2006 Entrepreneur of the Year, $50+ million category. Ms. Linden is Chairman of the Board of DL Foundation, which performs community outreach initiatives benefiting children’s charities, the community, disaster victims and families in crisis.

In connection with her appointment, Ms Linden entered into a three-year employment agreement with us and Realbiz.  See Item 1.01 for a description of the terms of the Linden Agreement.

There are no family relationships between Ms Linden and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving any of Ms Linden that would require disclosure under Item 404(a) of Regulation S-K.

Effective October 29, 2013, Phil Bliss resigned as our Chief Information Officer and director.

Effective October 29, 2013, Deborah Linden was appointed as a director to the Board of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2013	NEXT 1 INTERACTIVE, INC.
(Registrant)

	By:	/s/ Adam Friedman
Name: Adam Friedman
Title: Chief Financial Officer